Exhibit 23(a)





                     CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statement of SDNB Financial Corp. (the "Company") on Form S-3 of our report, which includes an explanatory paragraph related to the outcome of litigation, dated February 17, 1995, on our audits of the consolidated financial statements of the Company as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, which report is included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the reference to our firm under the caption "Experts."




                                          /s/ COOPERS & LYBRAND L.L.P.

San Diego, California
May 26, 1995